Exhibit 21.1

Principal Subsidiaries of SimplaGene USA, Inc.

Name of Subsidiary      Jurisdiction Incorporation

New Colorado Prime Holdings, Inc.           Delaware
DBA: Colorado Prime Foods & DineWise